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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. )*

Manatron Inc.
(Name of Issuer)
Common Stock, $0.01 par value
(Title of Class of Securities)
562048108
(CUSIP Number)
March 1, 2007
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     ☐ Rule 13d-1(b)

     ☑ Rule 13d-1(c)

     ☐ Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.	37245R107	Page	2	of	17

1	NAMES OF REPORTING PERSONS: Mercury Fund V, Ltd.

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
27-0073981

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

Texas

	5	SOLE VOTING POWER:

NUMBER OF		130,880(1)

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		-0-

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		130,880(1)

WITH:	8	SHARED DISPOSITIVE POWER:

-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

130,880(1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

2.56%(2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

PN
(1) Mr. Howe exercises voting and disposition power over such shares on behalf of Mercury Management L.L.C. ("Mercury Management"), the General Partner of Mercury Ventures, Ltd. ("Mercury Ventures"), which is the General Partner of Mercury Fund V, Ltd. ("Mercury V").
(2) Assumes a total of 5,110,186 shares of common stock outstanding based on Manatron Inc.'s Quarterly Report on Form 10-Q for the quarterly period ended October 31, 2006.

CUSIP No.	37245R107	Page	3	of	17

1	NAMES OF REPORTING PERSONS: Mercury Fund VI, Ltd.

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
20-2196404

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

Texas

	5	SOLE VOTING POWER:

NUMBER OF		114,244(1)

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		-0-

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		114,244(1)

WITH:	8	SHARED DISPOSITIVE POWER:

-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

114,244(1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

2.24%(2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

PN
(1) Kevin C. Howe ("Mr. Howe") exercises voting and disposition power over such shares on behalf of Mercury Management, the General Partner of Mercury Ventures, which is the General Partner of Mercury Fund VI, Ltd. ("Mercury VI").
(2) Assumes a total of 5,110,186 shares of common stock outstanding based on Manatron Inc.'s Quarterly Report on Form 10-Q for the quarterly period ended October 31, 2006.

CUSIP No.	37245R107	Page	4	of	17

1	NAMES OF REPORTING PERSONS: Mercury Fund VII, Ltd.

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
20-4881368

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

Texas

	5	SOLE VOTING POWER:

NUMBER OF		14,408(1)

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		-0-

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		14,408(1)

WITH:	8	SHARED DISPOSITIVE POWER:

-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

14,408(1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

0.28%(2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

PN
(1) Mr. Howe exercises voting and disposition power over such shares on behalf of Mercury Management, the General Partner of Mercury Ventures II, Ltd. ("Mercury Ventures II"), which is the General Partner of Mercury Fund VII, Ltd. ("Mercury VII").
(2) Assumes a total of 5,110,186 shares of common stock outstanding based on Manatron Inc.'s Quarterly Report on Form 10-Q for the quarterly period ended October 31, 2006.

CUSIP No.	37245R107	Page	5	of	17

1	NAMES OF REPORTING PERSONS: Mercury Ventures, Ltd.

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
75-2796235

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

Texas

	5	SOLE VOTING POWER:

NUMBER OF		245,124 (1)

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		-0-

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		245,124 (1)

WITH:	8	SHARED DISPOSITIVE POWER:

-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

245,124 (1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

4.80%(2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

PN
(1) Mr. Howe exercises voting and disposition power over such shares on behalf of Mercury Management, the General Partner of Mercury Ventures, which is the General Partner of Mercury V, which owns 130,880 of such shares and Mercury VI, which owns 114,244 of such shares.
(2) Assumes a total of 5,110,186 shares of common stock outstanding based on Manatron Inc.'s Quarterly Report on Form 10-Q for the quarterly period ended October 31, 2006.

CUSIP No.	37245R107	Page	6	of	17

1	NAMES OF REPORTING PERSONS: Mercury Ventures II, Ltd.

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
20-4736567

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

Texas

	5	SOLE VOTING POWER:

NUMBER OF		14,408 (1)

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		-0-

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		14,408 (1)

WITH:	8	SHARED DISPOSITIVE POWER:

-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

14,408 (1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

0.28%(2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

PN
(1) Mr. Howe exercises voting and disposition power over such shares on behalf of Mercury Management, the General Partner of Mercury Ventures II, which is the General Partner of Mercury VII, the owner of all 14,408 shares.
(2) Assumes a total of 5,110,186 shares of common stock outstanding based on Manatron Inc.'s Quarterly Report on Form 10-Q for the quarterly period ended October 31, 2006.

CUSIP No.	37245R107	Page	7	of	17

1	NAMES OF REPORTING PERSONS: Mercury Management, L.L.C.

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
75-2796232

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

Texas

	5	SOLE VOTING POWER:

NUMBER OF		259,532(1)

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		-0-

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		259,532(1)

WITH:	8	SHARED DISPOSITIVE POWER:

-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

259,532(1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

5.08%(2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

OO
(1) Mr. Howe exercises voting and disposition power over such shares on behalf of Mercury Management, the General Partner of Mercury Ventures and Mercury Ventures II. Mercury Ventures is the General Partner of Mercury V and Mercury VI and Mercury Ventures II is the General Partner of Mercury VII. Includes 130,880 shares owned by Mercury V, 114,244 shares owned by Mercury VI and 14,408 shares owned by Mercury VII.
(2) Assumes a total of 5,110,186 shares of common stock outstanding based on Manatron Inc.'s Quarterly Report on Form 10-Q for the quarterly period ended October 31, 2006.

CUSIP No.	37245R107	Page	8	of	17

1	NAMES OF REPORTING PERSONS: Kevin C. Howe

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

United States

	5	SOLE VOTING POWER:

NUMBER OF		259,532(1)

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		-0-

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		259,532(1)

WITH:	8	SHARED DISPOSITIVE POWER:

-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

259,532(1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

5.08%(2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

IN
(1) Mr. Howe exercises voting and disposition power over such shares on behalf of Mercury Management, the General Partner of Mercury Ventures and Mercury Ventures II. Mercury Ventures is the General Partner of Mercury V and Mercury VI and Mercury Ventures II is the General Partner of Mercury VII. Includes 130,880 shares owned by Mercury V, 114,244 shares owned by Mercury VI and 14,408 shares owned by Mercury VII.
(2) Assumes a total of 5,110,186 shares of common stock outstanding based on Manatron Inc.'s Quarterly Report on Form 10-Q for the quarterly period ended October 31, 2006.

CUSIP No.	37245R107	Page	9	of	17
Introduction
     Pursuant to Rule 13d-1(k)(1) of the Securities Exchange Act of 1934, Mercury Fund V, Ltd. (“Mercury V”), Mercury Fund VI, Ltd. (“Mercury VI”), Mercury Fund VII, Ltd. (“Mercury VII”), Mercury Ventures, Ltd. (“Mercury Ventures”), Mercury Ventures II, Ltd. (“Mercury Ventures II”), Mercury Management, L.L.C. (“Mercury Management”) and Kevin C. Howe (“Mr. Howe”) are making this joint filing on Schedule 13G.

Item 1(a).	Name of Issuer:

Manatron Inc., a Michigan corporation

Item 1(b).	Address of Issuer’s Principal Executive Offices:

510 East Milham, Portage, Michigan 49002

Item 2(a).	Name of Person Filing:

Mercury Fund V, Ltd.

Mercury Fund VI, Ltd.

Mercury Fund VII, Ltd.

Mercury Ventures, Ltd.

Mercury Ventures II, Ltd.

Mercury Management, L.L.C.

Kevin C. Howe

Item 2(b).	Address of Principal Business Office or, if None, Residence:

The principal business office of Mercury Fund V, Ltd., Mercury VI, Mercury VII, Mercury Ventures, Mercury Ventures II, Mercury Management and Mr. Howe is 5416 Arbor Hollow, McKinney, Texas 75070

Item 2(c).	Citizenship:

Mercury V’s place of organization is Texas

Mercury VI’s place of organization is Texas

Mercury VII’s place of organization is Texas

Mercury Ventures’ place of organization is Texas

Mercury Ventures II’s place of organization is Texas

Mercury Management’s place of organization is Texas

CUSIP No.	37245R107	Page	10	of	17

Mr. Howe is a citizen of the United States

Item 2(d).	Title of Class of Securities:

Common Stock, $0.01 par value per share

Item 2(e).	CUSIP Number:

562048108

Item 3.	If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

Not Applicable.

Item 4.	Ownership:

Mercury V

	(a) Amount beneficially owned:	130,880(1)

	(b) Percent of class:	2.56%(2)

(c) Number of shares as to which the person has:

	(i) Sole power to vote or direct the vote	130,880(1)

	(ii) Shared power to vote or direct the vote	-0-

	(iii) Sole power to dispose or to direct the disposition of	130,880 (1)

	(iv) Shared power to dispose or to direct the disposition of	-0-

(1)	Mr. Howe exercises voting and disposition power over such shares on behalf of Mercury Management, the General Partner of Mercury Ventures, which is the General Partner of Mercury V.

(2)	Assumes a total of 5,110,186 shares of common stock outstanding based on Manatron Inc.’s Quarterly Report on Form 10-Q for the quarterly period ended October 31, 2006.

Mercury VI

(d)	Amount beneficially owned:		114,244(1)

(e)	Percent of class:		2.24%(2)

(f)	Number of shares as to which the person has:

	(i)	Sole power to vote or direct the vote	114,244(1)

	(ii)	Shared power to vote or direct the vote	-0-

	(iii)	Sole power to dispose or to direct the disposition of	114,244(1)

CUSIP No.	37245R107	Page	11	of	17

(iv)	Shared power to dispose or to direct the disposition of	-0-

(1)	Mr. Howe exercises voting and disposition power over such shares on behalf of Mercury Management, the General Partner of Mercury Ventures, which is the General Partner of Mercury VI.

(2)	Assumes a total of 5,110,186 shares of common stock outstanding based on Manatron Inc.’s Quarterly Report on Form 10-Q for the quarterly period ended October 31, 2006.

CUSIP No.	37245R107	Page	12	of	17

Mercury VII

(a)	Amount beneficially owned:		14,408(1)

(b)	Percent of class:		0.28%(2)

(c)	Number of shares as to which the person has:

	(i)	Sole power to vote or direct the vote	14,408(1)

	(ii)	Shared power to vote or direct the vote	-0-

	(iii)	Sole power to dispose or to direct the disposition of	14,408(1)

	(iv)	Shared power to dispose or to direct the disposition of	-0-

(1)	Mr. Howe exercises voting and disposition power over such shares on behalf of Mercury Management, the General Partner of Mercury Ventures II, which is the General Partner of Mercury VII.

(2)	Assumes a total of 5,110,186 shares of common stock outstanding based on Manatron Inc.’s Quarterly Report on Form 10-Q for the quarterly period ended October 31, 2006.

Mercury Ventures

(a)	Amount beneficially owned:		245,124(1)

(b)	Percent of class:		4.80%(2)

(c)	Number of shares as to which the person has:

	(i)	Sole power to vote or direct the vote	245,124(1)

	(ii)	Shared power to vote or direct the vote	-0-

	(iii)	Sole power to dispose or to direct the disposition of	245,124 (1)

	(iv)	Shared power to dispose or to direct the disposition of	-0-

(1)	Mr. Howe exercises voting and disposition power over such shares on behalf of Mercury Management, the General Partner of Mercury Ventures, which is the General Partner of Mercury V, the owner of 130,880 of such shares, and Mercury VI, the owner of 114,244 of such shares.

(2)	Assumes a total of 5,110,186 shares of common stock outstanding based on Manatron Inc.’s Quarterly Report on Form 10-Q for the quarterly period ended October 31, 2006.

Mercury Ventures II

(a)	Amount beneficially owned:	14,408(1)

CUSIP No.	37245R107	Page	13	of	17

(b)	Percent of class:		0.28%(2)

(c)	Number of shares as to which the person has:

	(i)	Sole power to vote or direct the vote	14,408(1)

	(ii)	Shared power to vote or direct the vote	-0-

	(iii)	Sole power to dispose or to direct the disposition of	14,408(1)

	(iv)	Shared power to dispose or to direct the disposition of	-0-

(1)	Mr. Howe exercises voting and disposition power over such shares on behalf of Mercury Management, the General Partner of Mercury Ventures II, which is the General Partner of Mercury VII, the owner of all 14,408 shares.

(2)	Assumes a total of 5,110,186 shares of common stock outstanding based on Manatron Inc.’s Quarterly Report on Form 10-Q for the quarterly period ended October 31, 2006.

CUSIP No.	37245R107	Page	14	of	17

Mercury Management

(a)	Amount beneficially owned:		259,532(1)

(b)	Percent of class:		5.08%(2)

(c)	Number of shares as to which the person has:

	(i)	Sole power to vote or direct the vote	259,532(1)

	(ii)	Shared power to vote or direct the vote	-0-

	(iii)	Sole power to dispose or to direct the disposition of	259,532(1)

	(iv)	Shared power to dispose or to direct the disposition of	-0-

(1)	Mr. Howe exercises voting and disposition power over such shares on behalf of Mercury Management, the General Partner of Mercury Ventures and Mercury Ventures II. Mercury Ventures is the General Partner of Mercury V and Mercury VI and Mercury Ventures II is the General Partner of Mercury VII. Includes 130,880 shares owned by Mercury V, 114,244 shares owned by Mercury VI and 14,408 shares owned by Mercury VII.

(2)	Assumes a total of 5,110,186 shares of common stock outstanding based on Manatron Inc.’s Quarterly Report on Form 10-Q for the quarterly period ended October 31, 2006, of which 2.24% are owned by Mercury VI and 0.28% are owned by Mercury VII.

Mr. Howe

(a)	Amount beneficially owned:		259,532(1)

(b)	Percent of class:		5.08%(2)

(c)	Number of shares as to which the person has:

	(i)	Sole power to vote or direct the vote	259,532(1)

	(ii)	Shared power to vote or direct the vote	-0-

	(iii)	Sole power to dispose or to direct the disposition of	259,532(1)

	(iv)	Shared power to dispose or to direct the disposition of	-0-

(1)	Mr. Howe exercises voting and disposition power over such shares on behalf of Mercury Management, the General Partner of Mercury Ventures and Mercury Ventures II. Mercury Ventures is the General Partner of Mercury V and Mercury VI and Mercury Ventures II is the General Partner of Mercury VII. Includes 130,880 shares owned by Mercury V, 114,244 shares owned by Mercury VI and 14,408 shares owned by Mercury VII.

(2)	Assumes a total of 5,110,186 shares of common stock outstanding based on Manatron Inc.’s Quarterly Report on Form 10-Q for the quarterly period ended October 31, 2006.

Item 5.	Ownership of Five Percent or Less of a Class:

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following.

CUSIP No.	37245R107	Page	15	of	17

Not Applicable.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person:

Not Applicable

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

Not Applicable

Item 8.	Identification and Classification of Members of the Group:

The following lists each member of the group filing this Schedule 13G pursuant to Rule 13d-1(c):

Mercury Fund V, Ltd.

Mercury Fund VI, Ltd.

Mercury Fund VII, Ltd.

Mercury Ventures, Ltd.

Mercury Ventures II, Ltd.

Mercury Management, L.L.C.

Kevin C. Howe

Item 9.	Notice of Dissolution of Group:

Not Applicable

Item 10.	Certification:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.
[Remainder of Page Intentionally Left Blank]

CUSIP No.	37245R107	Page	16	of	17
SIGNATURE
     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

March 6, 2007	MERCURY FUND V, LTD.

	By:	MERCURY VENTURES, LTD.
General Partner

	By:	MERCURY MANAGEMENT, L.L.C.
General Partner

		By:	/s/ Kevin C. Howe

		Name:	Kevin C. Howe
		Title:	Manager

March 6, 2007	MERCURY FUND VI, LTD.

	By:	MERCURY VENTURES, LTD.
General Partner

	By:	MERCURY MANAGEMENT, L.L.C.
General Partner

		By:	/s/ Kevin C. Howe

		Name:	Kevin C. Howe
		Title:	Manager

March 6, 2007	MERCURY FUND VII, LTD.

	By:	MERCURY VENTURES II, LTD.
General Partner

	By:	MERCURY MANAGEMENT, L.L.C.
General Partner

		By:	/s/ Kevin C. Howe

		Name:	Kevin C. Howe
		Title:	Manager

March 6, 2007	MERCURY VENTURES, LTD.

	By:	MERCURY MANAGEMENT, L.L.C.
General Partner

		By:	/s/ Kevin C. Howe

		Name:	Kevin C. Howe
		Title:	Manager

CUSIP No.	37245R107	Page	17	of	17

March 6, 2007	MERCURY VENTURES II, LTD.

	By:	MERCURY MANAGEMENT, L.L.C.
General Partner

		By:	/s/ Kevin C. Howe

		Name:	Kevin C. Howe
		Title:	Manager

March 6, 2007	MERCURY MANAGEMENT, L.L.C.

		By:	/s/ Kevin C. Howe

		Name:	Kevin C. Howe
		Title:	Manager

March 6, 2007	/s/ Kevin C. Howe

Name: Kevin C. Howe